As filed with the Securities and Exchange Commission on March 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUSKY ENERGY INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

707 – 8th Avenue S.W.

Calgary, Alberta, Canada, T2P 1H5

(Address, including zip code, of Principal Executive Offices)

Husky Energy Inc. Incentive Stock Option Plan

(Full title of the plans)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(Names and address of agent for service)

(212) 590-9070

(Telephone number, including area code, of agent for service)

Copies to:

James D. Girgulis Husky Energy Inc. 707 – 8th Avenue S.W. Calgary, Alberta, Canada, T2P 1H5 (403) 298-6111	Bradley C. Brasser Jones Day 77 West Wacker Drive Chicago, Illinois 60601-1692 (312) 782-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares	2,601,750 shares	$30.48 (3)	$79,301,340	$10,817
Common Shares	10,009,930 shares	$30.63 (4)	$306,604,156	$41,821

(1)	This Registration Statement also covers, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), an indeterminate number of additional common shares of (“Common Shares”) the Registrant that may result from subdivisions, consolidations, reclassifications or similar transactions of the Common Shares, the payment of share dividends by the Registrant, or other relevant changes in the capital of the Registrant in accordance with the provisions of the Husky Energy Inc. Incentive Stock Option Plan.
(2)	Estimated solely for purposes of calculation of the registration fee, based per share upon the exercise price of options denominated in U.S. dollars pursuant to Rule 457(h) under the Securities Act. U.S. dollar amounts are calculated based on the Bank of Canada noon rate of exchange reported on March 5, 2013, which was CDN$1.00=US$0.9718.
(3)	Represents the weighted average per share exercise price of 2,601,750 Common Shares subject to outstanding awards under the Husky Energy Inc. Incentive Stock Option Plan.
(4)	Represents the average of the high and low selling prices per share of Common Shares of the Registrant on March 5, 2013, as reported on the Toronto Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be provided to the applicable participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	The Registrant’s annual report on Form 40-F filed with the Commission on March 8, 2013 (File No. 001-04307), which contains audited financial statements for the Registrant’s latest fiscal year; and

•	The Registrant’s reports on Form 6-K furnished to the Commission on February 7, 2013 (two reports).

In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports or documents. The Registrant may incorporate by reference its future reports on Form 6-K by stating in those reports that they are being incorporated by reference into this Registration Statement.

Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed report or document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant is authorized to issue an unlimited number of Common Shares, which have attached thereto the following rights, privileges, restrictions and conditions:

A.	the holders of Common Shares are entitled to the following:

(i)	to receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class or series of shares are entitled to vote and are entitled to one vote per Common Share held;

(ii)	to receive any dividend declared by the Registrant on the Common Shares; provided that the Registrant shall be entitled to declare dividends on preferred shares or on any other class or series of shares of the Registrant without being obliged to declare any dividends on the Common Shares; and

(iii)	subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Registrant, to receive the remaining property of the Registrant upon dissolution in equal rank with the holders of all other Common Shares.

B.	if the directors of the Registrant declare a dividend on the Common Shares payable in whole or in part as a stock dividend in fully paid and non-assessable Common Shares, the following provisions apply:

(i)	shareholders of record that will accept a payment of future stock dividends declared by the directors of the Registrant in the form of Common Shares are required to complete and deliver to the Registrant’s transfer agent a Stock Dividend Confirmation Notice at least five business days prior to the record date of a declared dividend. The Stock Dividend Confirmation Notice permits shareholders to confirm that they will accept Common Shares as payment of the dividend on all or a stated number of their Common Shares. A Stock Dividend Confirmation Notice will remain in effect for all stock dividends on the Common Shares to which it relates and which are held by the shareholder unless the shareholder delivers a revocation notice to the transfer agent, in which case the Stock Dividend Confirmation Notice will not be effective for any dividends having a declaration date that is more than five business days following receipt of the revocation notice by the transfer agent. In the event a shareholder fails to deliver a Stock Dividend Confirmation Notice at least five business days prior to the record date of a declared dividend, or delivers a Stock Dividend Confirmation Notice confirming that the holder accepts the Common Shares as payment of the dividend on some but not all of the holder’s Common Shares, the dividend on Common Shares for which no Stock Dividend Confirmation Notice was delivered or the dividend on those of the holder’s Common Shares in respect of which the holder did not deliver a Stock Dividend Confirmation Notice, will be paid in cash.

(ii)	unless otherwise determined by the directors of the Registrant in respect of a particular dividend, the value of the Common Shares for purposes of each stock dividend declared by the directors of the Registrant shall be deemed to be the volume weighted average trading price of the Common Shares on the principal stock exchange on which the Common Shares are traded, calculated by dividing the total value by the total volume of Common Shares traded over the five trading day period immediately prior to the payment date of the dividend on the Common Shares;

(iii)	to the extent that any stock dividend paid on the Common Shares represents one or more whole Common Shares payable to a registered holder of Common Shares, such whole shares shall be registered in the name of such holder. Common Shares representing in the aggregate all of the fractions amounting to less than one whole Common Share which might otherwise have been payable to registered holders of Common Shares by reason of such dividend shall be issued to the transfer agent for the Common Shares as the agent of such holders of Common Shares. The transfer agent shall credit to an account for each such holder all fractions of a Common Share amounting to less than one whole share issued by the Registrant by way of stock dividends in respect of the Common Shares registered in the name of such holder. From time to time when the fractional interests in a Common Share held by the transfer agent for the account of any holder of Common Shares are equal to or exceed in the aggregate one additional whole Common Share, the transfer agent shall cause such additional whole Common Share to be registered in the name of such holder and thereupon only the excess fractional interest, if any, will continue to be held by the transfer agent for the account of such holder. The Common Shares held by the transfer agent representing fractional interests shall not be voted;

(iv)	for each stock dividend paid, the Registrant or its transfer agent shall mail, following the applicable payment date, to each holder of Common Shares a statement setting forth the number of whole and fractional Common Shares registered or held in the name of such holder on the record date for such stock dividend as well as the number of additional whole and fractional Common Shares to which such holder of Common Shares has become entitled by reason of such stock dividend;

(v)

if at any time the Registrant shall have reason to believe that tax should be withheld and remitted to a taxation authority in respect of any dividend paid or payable to a shareholder in Common Shares, the Registrant shall have the right to require its transfer agent as agent of such shareholder to sell all or any part of the Common Shares or any fraction thereof so issued to such holder in payment of that dividend or one or more subsequent dividends through the facilities of the Registrant’s principal stock exchange on which the Common Shares are listed for trading and to cause the transfer agent to pay the proceeds from such sale to the Registrant so as to be remitted to such taxation authority (rather than such holder) in payment of such tax to be withheld. This right of sale may be exercised by notice given to such holder and to the transfer agent stating the name of the holder, the number of shares to be sold and the amount of the tax which the Registrant has reason to believe should be withheld. Upon receipt of such notice the transfer agent shall, unless a certificate for the shares has been theretofore issued, sell the shares as aforementioned and the transfer agent shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such shares and deliver the proceeds therefrom to the Registrant. Any balance of the sale proceeds not remitted by the Registrant in payment of the tax to be withheld shall be payable to the holder whose Common Shares were so sold by the transfer agent;

(vi)	if at any time the Registrant shall have reason to believe that the payment of a dividend in Common Shares to any holder thereof whose address on the books of the Registrant is in a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction or subject the Registrant to any penalty thereunder, the Registrant shall have the right to require its transfer agent as agent of such shareholder to sell through the facilities of the Registrant’s principal stock exchange on which the Common Shares are listed for trading the Common Shares or any fraction thereof so issued and to cause the transfer agent to pay the proceeds from such sale to such holder. The right of sale shall be exercised in the manner provided in subparagraph (v) above except that in the notice there shall be stated, instead of the amount of the tax to be withheld, the nature of the law or regulation which might be contravened or which might subject the Registrant to any penalty. Upon receipt of the notice, the transfer agent shall, unless a certificate for the shares has been theretofore issued, sell the shares as aforementioned and the transfer agent shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such Common Shares and to deliver the proceeds therefrom to such holder;

(vii)	each holder of Common Shares shall be entitled at any time to receive without cost, on request in writing to the transfer agent, a certificate representing the number of whole Common Shares registered in his name and in respect of which no share certificate has theretofore been issued;

(viii)	upon any holder of Common Shares ceasing to be a registered holder of one or more Common Shares, he shall be entitled to receive from the transfer agent and the transfer agent shall pay as soon as practicable to such holder an amount in cash equal to the proportion of the value of one Common Share that is represented by the fraction less than one whole Common Share at that time held by the transfer agent for the account of such holder, and, for the purpose of determining such value, each Common Share shall be deemed to have the value determined pursuant to subparagraph (ii) above in respect of the last stock dividend paid by the Registrant prior to the date of such payment; and

(ix)	for the purposes of the foregoing, (a) the calculation of a fraction of a Common Share payable to a shareholder by way of a stock dividend shall be computed to three decimal places, and (b) neither the Registrant nor the transfer agent shall have any obligation to register any share in the name of a person, to deliver a certificate representing shares registered in the name of a shareholder or to make a cash payment for fractions of a share unless all applicable laws and regulations to which the Registrant and/or the transfer agent are, or as a result of such action may become, subject, shall have been complied with to their reasonable satisfaction; and

C.	if the Registrant declares a stock dividend payable in shares of the Registrant other than Common Shares, the provisions of paragraph B above apply with such applicable changes.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Shares will be passed upon for the Registrant by Borden Ladner Gervais LLP, Calgary, Alberta. The partners and associates of Borden Ladner Gervais LLP beneficially own, directly or indirectly, less than 1% of the securities of any class of the Registrant.

Certain information relating to the Registrant’s reserves incorporated by reference in this Registration Statement has been calculated by the Registrant and audited and opined upon by McDaniel and Associates Consultants Ltd. (“McDaniel”), independent petroleum engineering consultants retained by the Registrant, and has been so included in reliance on the opinion and analysis of McDaniel, given upon the authority of said firm as experts in reserves engineering. The partners and employees of McDaniel as a group beneficially own, directly or indirectly, less than 1 % of the Registrant’s securities of any class.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

Section 6.02 of the Registrant’s By-Law No. 1 provides for the indemnification of directors and officers of the Registrant. Under this provision, the Registrant shall indemnify a director or officer, or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and the heirs and legal representatives of such a person against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect to any civil, criminal or administrative action or proceeding (other than in respect of an action by or on behalf of the Registrant to procure a judgment in its favor) to which such director or officer, former director or officer or person who acts or acted at the Registrant’s request as a director or officer is made a party by reason of his or her position with the Registrant, if he or she fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

A directors’ and officers’ liability insurance policy is maintained by the Registrant which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Laws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 8th day of March, 2013.

HUSKY ENERGY INC.

By:	/s/ Alister Cowan
Name: Alister Cowan Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below constitutes and appoints Alister Cowan and James D. Girgulis, and each of them, either of whom may act without the joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Asim Ghosh Asim Ghosh	President & Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2013

/s/ Alister Cowan Alister Cowan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2013

/s/ Victor T.K. Li Victor T.K. Li	Co-Chairman and Director	March 8, 2013

/s/ Canning K.N. Fok Canning K.N. Fok	Co-Chairman and Director	March 8, 2013

/s/ Stephen E. Bradley Stephen E. Bradley	Director	March 8, 2013

/s/ Martin J.G. Glynn Martin J.G. Glynn	Director	March 8, 2013

Signature	Capacity	Date

/s/ Poh Chan Koh Poh Chan Koh	Director	March 8, 2013

/s/ Eva L. Kwok Eva L. Kwok	Director	March 8, 2013

/s/ Stanley T.L. Kwok Stanley T.L. Kwok	Director	March 8, 2013

/s/ Frederick S-H Ma Frederick S-H Ma	Director	March 8, 2013

/s/ George C. Magnus George C. Magnus	Director	March 8, 2013

/s/ Neil D. McGee Neil D. McGee	Director	March 8, 2013

/s/ Colin S. Russel Colin S. Russel	Director	March 8, 2013

/s/ Wayne E. Shaw Wayne E. Shaw	Director	March 8, 2013

/s/ William Shurniak William Shurniak	Director	March 8, 2013

/s/ Frank J. Sixt Frank J. Sixt	Director	March 8, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 8, 2013.

HUSKY ENERGY U.S. HOLDINGS INC.

By:	/s/ Alister Cowan
Name: Alister Cowan Title: Vice President

By:	/s/ James D. Girgulis
Name: James D. Girgulis Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Husky Energy Inc. Incentive Stock Option Plan, dated February 28, 2011 and Form of Option Agreement.

5.1	Opinion of Borden Ladner Gervais LLP, Canadian counsel to the Registrant, as to the legality of the shares being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1).

23.3	Consent of McDaniel and Associates Consultants Ltd.

24.1	Powers of Attorney (included on signature page).